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( BW)(CA-COMMUNITY-BANCORP)(CMBC) Community Bancorp Inc. Completes Sale of
$10 Million of Trust Preferred Securities

    Business Editors

    FALLBROOK, Calif.--(BUSINESS WIRE)-- April 4, 2000--Community Bancorp
Inc. (Nasdaq: CMBC), parent company of Fallbrook National Bank, announced today the issuance of $10 million of 11.0% Fixed Rate Capital Trust Pass-through Securities ("TRUPS-Registered Trademark-") of Community (CA) Capital Trust I, with a liquidation value of $1,000 per share.
    "The issuance of these securities completes an important step in our new strategic initiative," stated Tom Swanson, President and Chief Executive Officer. "The additional capital gives us the opportunity to continue our expansion and build shareholder value." The new strategic initiative, outlined in the Company's 10K filed with the SEC, includes:

--  Retain the guaranteed portion of SBA 7A loans

 -- Fund loan growth with core deposits and limited use of wholesale deposits

 --  Seek additional, non-dilutive capital sources

 -- Reduce reliance on gain on sale of SBA loans -- stabilizing quarterly earnings

 -- Expand the SBA lending operations through the addition of loan production offices

--  Focused geographic expansion of the financial services organization

 --  Open additional community banking offices

 --  Expand our e-commerce capabilities

 --  Add new services, including securities and investment products

 --  Enhance and expand existing core lending profit centers

-- Improve profitability and efficiency by growing core earnings and controlling operating costs

     "Using Trust Preferred securities allows us to raise capital without diluting earnings per share," stated L. Bruce Mills, Jr., Senior Vice President and Chief Financial Officer. "Trust Preferred securities are a relatively inexpensive source of capital, especially considering the current valuations of financial services firms," Mills continued. "The interest coupon is also tax deductible, resulting in an approximate after tax cost of capital of effectively 6.5%, a reasonable price by today's standards."
    The securities represent undivided beneficial interests in the Community
(CA) Capital Trust I, which was established by the Company for the purpose of issuing the securities. The TRUPS were sold in a private transaction exempt from registration under the Securities Act of 1933, as amended (the "Act") and have not been registered under the Act. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Community (CA ) Capital Trust I used the proceeds from


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the sale of the 11.0% TRUPS to purchase Junior Subordinated
Debentures of the Company.
     Net proceeds from the offering totaled $9.7 million, of which the Company invested approximately $5 million in its bank subsidiary to increase the Bank's capital levels, and repaid $3.2 million of its existing corporate debt. The remaining proceeds are expected to be used for general corporate purposes.
     Community Bancorp Inc., parent company of Fallbrook National Bank, is a $214 million bank holding company headquartered in Fallbrook, California. The Company's primary subsidiary, Fallbrook National Bank, serves northern San Diego and Inland Empire communities with retail banking offices in Fallbrook, Temecula and Vista, and loan production offices in the cities of Fallbrook, Los Angeles, Ontario, Orange, Sacramento, Temecula, Vista and in the East San Francisco Bay Area. Community Bancorp expects to release first quarter earnings in the third week in April.
     Fallbrook National Bank's web site is
www.fallbrooknationalbank.com.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.
     Statements concerning future performance, developments or events concerning expectation for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties which might cause actual results to differ materially from stated expectations.

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   CONTACT:  Len Cereghino & Co.
             Corporate Investor Relations
             206/448-1996
                 or
             Community Bancorp Inc.
             Tom Swanson, President & CEO
             760/723-6001